EXHIBIT 10.1

April 28, 2005

Mr. R. Scott Racusin
864  Quivera Street
Laguna Beach, CA 92651

Dear Scott:

It is a pleasure to confirm the offer of employment made to you for the position of Executive Vice President, Manager of the Wealth Management Group of Citizens Business Bank. The position reports to Jay Coleman, Executive Vice President, Division Manager of Sales and Service Division. I hope you find the following terms to be acceptable:

Position:         Executive Vice President, Wealth Management Group Manager

Salary:           $190,000.00 per year. You will be eligible for a Performance Review with a minimum salary increase of $10,000.00 in April of 2006, based on your performance.

Auto Allowance:   $750.00 a month

Performance       You will be eligible to participate in the 2005 Performance Compensation
Compensation:     Plan payable in February 2006.  Your specific performance measurement for the 2006 Performance Compensation Plan, which you are eligible to receive up to 45% of your base pay, will be discussed with you in more detail.

Stock Options:    You will receive a Stock Option grant of 10,000 shares upon your employment.

Start Date:       On or before May 16, 2005

Change in Control:Upon change in control you will be compensated two (2) years severance pay

As a full-time regular employee you will be eligible to participate in the vacation and medical benefits listed, after 90 days of continuous employment with the Bank, unless stated otherwise. All benefits are based on your anticipated start date indicated above.

You will be provided detailed information about your medical benefit options shortly before your 90-day waiting period ends.

o Vacation
You will be eligible for fourteen (14) days of vacation in 2005 and twenty (20) vacation days in 2006.

o Medical Insurance
You will be eligible to participate in the Bank's Benefits Plan on the first day of the month following 90 days of continuous employment with the Bank.

o 401(k) and Profit Sharing Plan
You will be eligible to participate in the CVB Financial Corporation 401(k) and Profit Sharing Plans. You will be able to participate in the 401(k) Plan on January 1, 2006 and the Profit Sharing Plan on July 1, 2006.

o Other Benefits
The Bank will reimburse expenses related to membership at Glendora Country Club.

Drug Test - We require a pre-employment drug test before any offer of employment is final. Please contact Human Resources to schedule an appointment for a pre-employment drug test. The number is (909) 980-4030 extension 113.

At Will Statement - The employment relationship is based on the mutual consent of the associate and Citizens Business Bank. Accordingly, at any time, either the associate or the Bank can terminate the employment relationship at will, with or without cause or advance notice.

Scott, please feel free to call Jay or myself if you should have any questions or require additional information. Please let me know whether you accept the offer no later than five (5) days from the date of this letter. If you do accept, as we hope, I ask that you sign and return one copy of this letter. In the meantime, I would be glad to discuss any aspect of it with you further.

Sincerely,

By: /s/ David M. Krebs
David M. Krebs
Senior Vice President
Director of Human Resources

I have read this offer and accept the terms of the position described herein.

By:/s/ R. Scott Racusin                                                           Date  April 29, 2005